Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

2007 Fourth Quarter and Year-End Results

Operating income up 9.3% for the fourth quarter and 12.1% for the full year

Financial & Sales Highlights

Fourth Quarter Ended	December 30, 2007	December 31, 2006	% Change
Revenues	$515.4	$466.5	10.5%
Operating Income	$116.2	$106.3	9.3%
Effective Tax Rate	32.6%	34.1%
Net Income	$75.7	$67.9	11.5%
Diluted Earnings Per Share	$0.40	$0.35	14.3%
Fully Diluted Shares	187.0	192.4	(2.8)%

($ in millions except EPS. Fully diluted shares in millions. All numbers rounded)
Fiscal Year Ended	December 30, 2007	December 31, 2006	% Change
Revenues	$1,895.9	$1,659.5	14.2%
Operating Income	$425.1	$379.2	12.1%
Effective Tax Rate	34.0%	28.0%
Net Income	$269.6	$259.6	3.8%
Diluted Earnings Per Share	$1.43	$1.40	2.1%
Fully Diluted Shares	188.8	185.4	1.8%

($ in millions except EPS. Fully diluted shares in millions. All numbers rounded)
Same Store Sales	Q4 2007	Q4 2006	2007 Full Year	2006 Full Year
Canada	3.4%	9.3%	5.9%	7.5%
U.S.	4.2%	8.3%	4.1%	8.9%

Commencing in 2008, Canadian average same store sales will be calculated on a consistent basis with the U.S. average same- store sales methodology. This method calculates same-store sales based on including a restaurant beginning the 13th month after the restaurant’s opening. This change will align same-store calculation methodologies between both markets and with industry practices.

As of December 30, 2007, 98.9% of the Company’s restaurants in Canada and 89.4% of the U.S. restaurants were franchised.

Additional Highlights

•	Fourth quarter systemwide sales(1) increased 7.9%
•	119 new units opened in fourth quarter, 198 for full-year(2)
•	Board approves 28.6% increase in quarterly dividend to $0.09 per share, and declares 7th consecutive dividend
•	2008 targets provided
•	Operating income growth of 10%
•	120-140 new restaurants in Canada; 90-110 restaurants in the U.S.(2)
•	2008 same-store sale targets of 4-6% established in Canada and 2-4% in the U.S. (refer to 2008 Targets and Outlook discussion below for further information)

OAKVILLE, ONTARIO, (February 20, 2008): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the fourth quarter ended December 30, 2007.

Systemwide sales(1) growth, which includes sales from Company-operated and Franchise restaurants, rose 7.9% in the quarter. Fourth quarter same store sales increased 3.4% in Canada and 4.2% in the U.S. Total revenues were $515.4 million in the fourth quarter, up 10.5% compared to $466.5 million in the same period last year. Net income was $75.7 million in the fourth quarter, increasing 11.5% compared to $67.9 million last year.

For the fiscal year ended December 30, 2007, total revenues were approximately $1.9 billion, up 14.2% from about $1.7 billion in 2006. Operating income for the year was $425.1 million, an increase of 12.1% compared to $379.2 million in 2006. The tax rate was 34.0% in 2007 compared to 28.0% in the previous year, affecting growth rates for both net income and earnings per share. Net income increased 3.8% to $269.6 million, compared to $259.6 million over the comparable period. Earnings per diluted share were $1.43 compared to $1.40 in 2006.

“We met or exceeded our 2007 targets for operating income and unit growth, and we feel positive about our same store sales performance over the past year given the significant comparable period growth that we lapped,” said Paul House, Chairman and Chief Executive Officer. “In 2008, we will continue to focus on the things that have made us successful, including menu innovation, operational excellence and speed of service,” House added.

Consolidated Performance

During the quarter, a total of 119 restaurants were opened compared to 111 in the fourth quarter of last year. A total of 198 restaurants were opened in 2007. The Company’s promotional programs during the quarter included Pumpkin Spice Muffins and Pumpkin Spice Smoothees, a Lemon-baked theme, Chicken Fajita Wraps, Cream of Broccoli Soup and Toasted Ham and Swiss sandwiches and holiday merchandise in December. In Canada, the Company also shifted its promotional focus to the TimCard™ cashless electronic payment card from holiday merchandise.

Sales growth of 13.7% primarily reflects the completion of the ramp up in the third quarter of 2007 of the Guelph Distribution Centre to three-channel delivery of dry, frozen and refrigerated products. Rents and royalties increased 7.2%, consistent with systemwide sales growth. Franchise fees decreased 2.6% compared to the same quarter of 2006. The decrease was due primarily to lower resales, offset in part by a higher number of renovations, standard restaurant openings and replacements.

For the fourth quarter, cost of sales rose 13.6%, reflecting higher sales growth and higher distribution costs. Cost of sales were also impacted by more restaurants being consolidated under FIN 46R, offset by a fewer number of corporate stores. Operating expenses increased 4.4% year-over-year, mainly due to a higher number of restaurants in the system with corresponding operational, depreciation and lease costs.

Fourth quarter operating income was $116.2 million, up 9.3% compared to $106.3 million for the same period in 2006. Operating income was slightly below revenue growth during the quarter. Growth in operating income reflects higher systemwide sales and higher warehouse sales from distribution, along with higher equity income, offset in part by 11.5% growth in general and administrative costs compared to the same period in 2006. Growth in general and administrative costs this quarter reflect higher standalone company costs such as professional fees and systems investments, as well as increased costs associated with marketing programs in the U.S. segment and higher equity-based compensation costs. Operating income for the quarter was also impacted by a combination of lower franchise fee revenues and higher franchise fee costs compared to the same period last year.

Net interest expense was higher in the fourth quarter, increasing to $4.0 million compared to $3.3 million in the same period of 2006. The net increase reflects reduced interest income from lower cash on hand due to share repurchase and dividend activities and higher interest expense compared to the comparable period in 2006.

Fourth quarter net income was $75.7 million, an increase of 11.5% compared to $67.9 million in the same period of 2006. The effective tax rate for the fourth quarter of 2007 was 32.6%, lower than 34.1% in the prior year comparable period due to discrete items recognized in the quarter. Diluted earnings per share (EPS) were $0.40 compared to $0.35 in the fourth quarter of 2006. EPS growth for the quarter of 14.3% reflects higher revenues and lower weighted average shares outstanding in the quarter, which decreased 2.8% to 187.0 million shares due to the Company’s share repurchase program.

Segmented Performance Commentary

Same-store sales for the fourth quarter were up 3.4% in the Canadian segment. This performance builds on the significant same-store sales growth of 9.3% in the comparable period mainly due to the introduction in late 2006 of the popular breakfast sandwich. Sales were also impacted due in part to considerable snowfall in key markets during the month of December, and a weighting of the promotional focus on the TimCard instead of holiday merchandise. The majority of TimCard holiday-oriented sales during the quarter are not reflected in year-end sales performance, and are demonstrated by the $37.8 million in restricted cash on hand at year-end. Approximately 2% of same store growth this quarter in Canada was due to pricing.

Segment margins in Canada were relatively flat. The Canadian segment had operating income of $126.2 million for the quarter. A total of 71 restaurants were opened in Canada during the quarter, bringing the total number of openings to 130 for the year.

In the U.S. segment, same-store sales increased 4.2% during the quarter, building upon an increase of 8.3% in the comparable period of 2006. Pricing contributed less than a half percent to same-store sales growth in the U.S. segment during the quarter. The Company is pleased with sales performance in the U.S. given the challenging sales and economic environment in which it was delivered. The U.S. segment had a $0.5 million loss for the quarter, reflecting ongoing investment in developing U.S. markets. Currency translation lowered U.S. segment revenues and costs by approximately 16% respectively during the quarter compared to the same period in 2006.

A total of 48 restaurants were opened in the U.S. during the quarter, and 68 for the full year, including 15 self-serve kiosk locations in gasoline convenience outlets. The U.S. business is leveraging a Tim Hortons self-serve kiosk platform in place at about 140 locations in the convenience channel in Ireland and the U.K. The self-serve platform, while not a significant contributor to earnings at this time due to their lower volumes compared to typical non-standard units, do allow the Company to increase its U.S. brand exposure and create another channel of potential growth. This platform delivers single-serve hot and cold beverages and a selection of donuts and pastries, with limited capital requirements.

Corporate Developments

Senior management transition

The Board of Directors announced a senior management transition, with the appointment of Paul House as full-time Executive Chairman and Don Schroeder as President and CEO, effective March 1, 2008. Mr. Schroeder has also been appointed to the Board of Directors. The Company will continue to maintain the independent role of Lead Director filled by The Hon. Frank Iacobucci, a Board position responsible for fulfilling governance and Board oversight as well as acting as a liaison between the Board and management. The Executive Chairman is accountable for overall strategic direction in an advisor role to the CEO and for leadership of the Board of Directors. The Executive Chairman will continue to serve as a key liaison with franchisees. In the new structure, the President and CEO is responsible for operational leadership and day-to-day running of the business, strategic development in collaboration with the Executive Chairman and strategy implementation. Don Schroeder will report directly to Paul House. For additional information, please refer to the separate announcement made February 19th, 2008 or listen to the conference call noted below.

Moya Greene appointed to Board

Ms. Moya Greene has been appointed to the Board. Ms. Green has been President, Chief Executive Officer and a member of the board of the directors of Canada Post Corporation, the Canadian postal authority, since May 2005. From 2003 to 2004, Ms. Greene was Senior Vice President, Operational Effectiveness, of Bombardier Inc., a leading manufacturer of rail transportation equipment and aircraft. From 2000 to 2003, she was Senior Vice President, Chief Administrative Officer, Retail Products, at Canadian Imperial Bank of Commerce, a leading North American financial institution, and from 1996 to 2000, Managing Director, Infrastructure Finance and Public Private Partnership for TD Securities Inc., a leading Canadian financial services firm. Ms. Greene also has an extensive public service background, having served most recently as Assistant Deputy Minister for Transport Canada (the Canadian federal transportation authority) from 1991 to 1996 and from 1989 to 1991 as Director, General Policy, for Human Resources and Social Development, Canada. She is a graduate of Osgoode Hall Law School and was recognized in 2003 by the National Post as one of Canada’s Top 100 influential women and in 2004 by the Ivey School of Business/Women Executive Network as one of the top 40 female corporate executives in Canada.

In addition to the appointments of Ms. Greene and Mr. Schroeder to the Board of the Directors, the Board has determined that it will add one additional independent Board member following a search process.

TimCard™

The Company substantially completed its rollout of reloadable, cashless TimCards in standard restaurants in the Canadian market in the fourth quarter, in time for the key holiday season. The TimCard uses the same technology platform as the MasterCard payment system implemented earlier in 2007 and both initiatives are designed to provide customer convenience and increase speed of service. Both initiatives are in relatively early stages of their respective consumer roll-outs, but the Company is pleased with results at this stage for both platforms. The U.S. segment is targeted to roll-out TimCards in the first quarter of 2008.

$200 million share repurchase program activities

The Company announced in the third quarter of 2007 a new $200 million share repurchase program for 2007-2008 as part of its ongoing focus of creating value for shareholders. During the fourth quarter, we spent $35.6 million to purchase a total of 953,700 shares as part of this program.

Board declares 7th consecutive dividend and a 28.6% increase to quarterly dividend to $0.09 per share

The Board of Directors has approved an increase in the quarterly dividend to $0.09 and the first payment of a dividend at the new rate is payable on March 17th, 2008 to shareholders of record as of March 3rd, 2008. The Company’s current dividend policy is to pay a total of 20-25% of prior year, normalized annual net earnings in dividends each year.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on March 10th, 2008 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on March 17th, 2008.

2008 Targets and Outlook

The Company has established the following 2008 performance targets:

•	Operating income growth of 10%
•	2008 same-store sales growth of 4-6% in Canada and 2-4% in the U.S.
•	210-250 new unit openings, including 120-140 in the Canadian segment and 90-110 in the U.S. segment, which may include self-serve kiosks(2)
•	Capital expenditures between $200 million—$250 million, the majority of which is comprised of growth investments targeted at restaurant unit growth and renovations
•	Tax rate of 33-35%

“While we face some macro economic challenges and competitive discounting activities which might create volatility quarter to quarter, particularly in the U.S. segment, we believe our customer value proposition and continued focus on successful growth strategies such as menu innovation, operational initiatives and our new cashless payment systems position us well to help offset the impact of these challenges,” said Cynthia Devine, Chief Financial Officer.

These financial targets are for 2008 only and they replace and supersede all previous targets established by the Company, including prior long-term same-store sales targets. These targets are forward-looking and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. Except as required by applicable securities laws, we do not intend to update our annual financial targets. These targets and our performance generally are subject to various risks and uncertainties (“risk factors”) which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our “risk factors,” set forth at the end of this release.

Tim Hortons to host conference call at 10:30 a.m. today, February 20th, 2008

Tim Hortons will host a conference call beginning at 10:30 a.m. (Eastern Standard Time) today. Investors and the public may listen to the conference call in either one of the following ways: Phone: The dial-in number is (416) 641-6712 or 1-800-354-6885. No access code is required. A simultaneous Web Cast of the conference call will be available at www.timhortons.com. A replay of the call will be available for one year at our web-site under the “audio archives” tab under the “Investor Information” section, and can be accessed at (416) 626-4100 or 1-800-558- 5253. The reservation number for the replay call is 21373595. A slide presentation will be available to coincide with the conference call, and can be accessed at www.timhortons.com under the investor information section, by clicking on the “Presentations” tab.

(1)

Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 98% of our system is franchised as at December 30, 2007. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2007, systemwide sales growth was up 7.9% compared to the fourth quarter of 2006. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of systemwide restaurants.

(2)

Of the 198 restaurants opened in 2007, 15 were self-serve kiosks in the U.S. that leverage the non-standard kiosk model in Ireland and the U.K. These units allow the Company to create brand awareness and customer value with limited capital requirements. For 2008, the U.S. restaurant opening target reflects a higher number of targeted openings of non-standard locations potentially including additional self-serve kiosks.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 30, 2007, Tim Hortons had 3,221 systemwide restaurants, including 2,823 in Canada and 398 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Fourth Quarter Ended
	December 30, 2007	December 31, 2006	$ Change	% Change
REVENUES
Sales	$335,210	$294,767	$40,443	13.7%
Franchise revenues
Rents and royalties	142,638	133,096	9,542	7.2%
Franchise fees	37,596	38,594	(998)	(2.6)%

	180,234	171,690	8,544	5.0%

TOTAL REVENUES	515,444	466,457	48,987	10.5%

COSTS AND EXPENSES
Cost of sales	293,829	258,596	35,233	13.6%
Operating expenses	52,272	50,057	2,215	4.4%
Franchise fee costs	33,168	32,151	1,017	3.2%
General & administrative expenses	29,098	26,104	2,994	11.5%
Equity (income)	(9,587)	(8,557)	(1,030)	12.0%
Other expense (income), net	437	1,804	(1,367)	N/M

TOTAL COSTS & EXPENSES, NET	399,217	360,155	39,062	10.8%

OPERATING INCOME	116,227	106,302	9,925	9.3%

Interest (expense)	(6,236)	(5,778)	(458)	7.9%
Interest income	2,268	2,476	(208)	(8.4)%

INCOME BEFORE INCOME TAXES	112,259	103,000	9,259	9.0%

INCOME TAXES	36,589	35,145	1,444	4.1%

NET INCOME	$75,670	$67,855	$7,815	11.5%

Basic earnings per share of common stock	$0.41	$0.35	$0.06	17.1%

Diluted earnings per share of common stock	$0.40	$0.35	$0.05	14.3%

Basic shares of common stock (in thousands)	186,712	192,222	(5,510)	(2.9)%

Diluted shares of common stock (in thousands)	186,956	192,383	(5,427)	(2.8)%

Dividend per share of common stock (post initial public offering)	$0.07	$0.07	$0.00

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	For the Year Ended
	December 30, 2007	December 31, 2006	$ Change	% Change
REVENUES
Sales	$1,248,574	$1,072,405	$176,169	16.4%
Franchise revenues
Rents and royalties	553,441	503,375	50,066	9.9%
Franchise fees	93,835	83,769	10,066	12.0%

	647,276	587,144	60,132	10.2%

TOTAL REVENUES	1,895,850	1,659,549	236,301	14.2%

COSTS AND EXPENSES
Cost of sales	1,099,248	941,947	157,301	16.7%
Operating expenses	201,153	182,332	18,821	10.3%
Franchise fee costs	87,077	76,658	10,419	13.6%
General & administrative expenses	119,416	113,530	5,886	5.2%
Equity (income)	(38,460)	(35,236)	(3,224)	9.1%
Other expense (income), net	2,307	1,102	1,205	N/M

TOTAL COSTS & EXPENSES, NET	1,470,741	1,280,333	190,408	14.9%

OPERATING INCOME	425,109	379,216	45,893	12.1%

Interest (expense)	(24,118)	(22,253)	(1,865)	8.4%
Interest income	7,411	11,671	(4,260)	(36.5)%
Affiliated interest (expense), net	—	(7,876)	7,876	N/M

INCOME BEFORE INCOME TAXES	408,402	360,758	47,644	13.2%

INCOME TAXES	138,851	101,162	37,689	37.3%

NET INCOME	$269,551	$259,596	$9,955	3.8%

Basic earnings per share of common stock	$1.43	$1.40	$0.03	2.1%

Diluted earnings per share of common stock	$1.43	$1.40	$0.03	2.1%

Basic shares of common stock (in thousands)	188,465	185,153	3,312	1.8%

Diluted shares of common stock (in thousands)	188,759	185,401	3,358	1.8%

Dividends per share of common stock (post initial public offering)	$0.28	$0.14	$0.14

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	December 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$157,602	$176,083
Restricted cash	37,790	—
Accounts receivable, net	104,889	110,403
Notes receivable, net	10,824	14,248
Deferred income taxes	11,176	6,759
Inventories and other, net	60,281	53,888
Advertising fund restricted assets	20,256	25,513

	402,818	386,894

Property and equipment, net	1,203,259	1,164,536

Notes receivable, net	17,415	16,504

Deferred income taxes	23,501	23,579

Intangible assets, net	3,145	3,683

Equity investments	137,177	139,671

Other assets	9,816	10,120

	$1,797,131	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	December 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$133,412	$115,570
Accrued liabilities:
Salaries and wages	17,975	18,927
Taxes	34,522	27,103
Other	95,777	66,262
Advertising fund restricted liabilities	39,475	41,809
Current portion of long-term obligations	6,137	5,518

	327,298	275,189

Long-term obligations
Term debt	327,956	325,590
Advertising fund restricted debt	14,351	23,337
Capital leases	52,524	44,774

	394,831	393,701

Deferred income taxes	16,295	17,879
Other long-term liabilities	56,624	39,814

Stockholders’ equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	931,084	918,043
Treasury stock, at cost: 6,750,052 and 1,930,244 shares, respectively	(235,155)	(64,971)
Common stock held in trust, at cost: 421,344 and 266,295 shares, respectively	(14,628)	(9,171)
Retained earnings	458,958	248,980
Accumulated other comprehensive loss:
Cumulative translation adjustments and other	(138,465)	(74,766)

	1,002,083	1,018,404

	$1,797,131	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars, except per share data)

	For the Year Ended
	December 30, 2007	December 31, 2006
	(Unaudited)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income	$269,551	$259,596
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	83,595	72,695
Stock-based compensation expense	8,560	10,068
Equity income, net of cash dividends	1,448	3,330
Deferred income taxes	(7,097)	(6,365)
Changes in operating assets and liabilities
Restricted cash	(37,790)	—
Accounts and notes receivable	3,171	(24,212)
Inventories and other	(8,323)	(10,905)
Accounts payable and accrued liabilities	58,461	(24,271)
Amounts receivable from (payable to) Wendy’s	406	(10,650)
Settlement of hedges	—	(31,919)
Other, net	21,994	22,062

Net cash provided by operating activities	393,976	259,429

CASH FLOWS (USED IN) FROM INVESTING ACTIVITIES
Capital expenditures	(175,541)	(180,049)
Principal payments on notes receivable	6,791	5,770
Investments in joint ventures and other investments	596	1,049
Issuance of notes receivable and other investing activities	(11,697)	(7,219)

Net cash used in investing activities	(179,851)	(180,449)

CASH FLOWS (USED IN) FROM FINANCING ACTIVITIES
Proceeds from issuance of debt, net of issuance costs	2,588	501,263
Proceeds from share issuance	—	903,825
Share issuance costs	—	(61,918)
Purchase of common stock for settlement of stock-based compensation	(110)	(5,489)
Purchase of treasury stock	(170,604)	(64,971)
Purchase of common stock held in trust	(7,202)	(9,171)
Dividend payments (post initial public offering)	(52,865)	(27,046)
Tax sharing payment from Wendy’s	9,116	—
Repayment of borrowings from Wendy’s	—	(1,087,968)
Principal payments on other long-term debt obligations	(4,060)	(206,750)

Net cash used in financing activities	(223,137)	(58,225)

Effect of exchange rate changes on cash	(9,469)	(30,854)

Increase (decrease) in cash and cash equivalents	(18,481)	(10,099)

Cash and cash equivalents at beginning of year	176,083	186,182

Cash and cash equivalents at end of year	$157,602	$176,083

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Fourth Quarter Ended
	December 30, 2007	% of Total	December 31, 2006	% of Total
REVENUES
Canada	$474,221	92.0%	$425,915	91.3%
U.S.	41,223	8.0%	40,542	8.7%

Total Revenues	$515,444	100.0%	$466,457	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$126,165	100.4%	$113,000	99.6%
U.S.	(477)	(0.4)%	491	0.4%

Reportable Segment Operating Income	125,688	100.0%	113,491	100.0%

Corporate Charges	(9,461)		(7,189)

Consolidated Operating Income	116,227		106,302

Interest, net	(3,968)		(3,302)
Income taxes	(36,589)		(35,145)

Net Income	$75,670		$67,855

	For the Year Ended
	December 30, 2007	% of Total	December 31, 2006	% of Total
REVENUES
Canada	$1,741,372	91.9%	$1,518,737	91.5%
U.S.	154,478	8.1%	140,812	8.5%

Total Revenues	$1,895,850	100.0%	$1,659,549	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$467,884	101.0%	$410,582	99.6%
U.S.	(4,804)	(1.0)%	1,736	0.4%

Reportable Segment Operating Income	463,080	100.0%	412,318	100.0%

Corporate Charges	(37,971)		(33,102)

Consolidated Operating Income	425,109		379,216

Interest, net	(16,707)		(18,458)
Income taxes	(138,851)		(101,162)

Net Income	$269,551		$259,596

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of December 30, 2007	As of September 30, 2007	Increase/ (Decrease) From Prior Quarter	As of December 31, 2006	Increase/ (Decrease) From Prior Year
Tim Hortons
U.S.
Company	42	47	(5)	61	(19)
Franchise	356	305	51	275	81

	398	352	46	336	62

% Franchised	89.4%	86.6%		81.8%

Canada
Company	30	23	7	34	(4)
Franchise	2,793	2,735	58	2,677	116

	2,823	2,758	65	2,711	112

% Franchised	98.9%	99.2%		98.7%
Total Tim Hortons
Company	72	70	2	95	(23)
Franchise	3,149	3,040	109	2,952	197

	3,221	3,110	111	3,047	174

% Franchised	97.8%	97.7%		96.9%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of franchised restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information, particularly information regarding future economic performance and finances, plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s Form 10-K filed with the United States Securities and Exchange Commission on March 9, 2007 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, disruptions to supply chain or changes in the price, availability, and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire restaurants from, and sell restaurants to franchisees, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The opening and ongoing success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, shortages or changes in the cost or availability of qualified workforce and other labour issues, equipment failures, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Importance of Locations. The success of the Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (includes drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.

Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

The Company’s Relationship with Wendy’s. The separation agreements with Wendy’s may limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks affecting new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.

Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.